Exhibit (a)(5)(F)

RMG NETWORKS ANNOUNCES RESULTS OF WARRANT EXCHANGE OFFER AND CONSENT SOLICITATION

DALLAS, TX -- (Marketwired) – 3/27/2014 -- RMG Networks Holding Corporation, or RMG Networks (NASDAQ: RMGN), a leading provider of technology-driven video advertising and visual communications solutions, today announced the expiration of the offering period for its exchange offer for all of its outstanding warrants.  The offering period and related consent solicitation expired at 11:59 p.m. Eastern Time on March 26, 2014.

As of the offering period expiration time, 3,417,348 public warrants had been tendered and not properly withdrawn pursuant to the exchange offer, which represented approximately 43% of the 8,000,000 outstanding public warrants (and approximately 26% of the total number of outstanding warrants, including 5,066,666 sponsor warrants).  Based upon an exchange ratio of eight warrants for one share of common stock, the Company expects to issue approximately 427,169 shares of common stock. Because fewer than 65% of the Company’s outstanding public warrants were tendered pursuant to the exchange offer and consent solicitation, the proposed amendment to the warrant agreement governing the warrants was not approved.

ABOUT RMG NETWORKS

RMG Networks (NASDAQ: RMGN) helps brands and organizations communicate more effectively using location-based video networks.  The company connects brands with target audiences using video advertising networks comprised of over 200,000 display screens, reaching over 100 million consumers each month. The company also builds enterprise video networks that empower organizations to visualize critical data to better run their business.  RMG Networks works with over 70% of the Fortune 100.  The company is headquartered in Dallas, Texas with offices in the United States, United Kingdom, China, India, Singapore, Brazil and the U.A.E. For more information, visit http://www.rmgnetworks.com.

Contact:
For RMG Networks Holding Corporation

Investor Relations
Carolyn M. Capaccio
(212) 838-3777
ir@rmgnetworks.com

Media
TallGrass Public Relations
Shawn Roberts
(415) 305-6456
shawn.roberts@tallgrasspr.com

Source: RMG Networks

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